Exhibit 99.1
Media Release

Contact:
Tatiana Stead, 703-720-2352
Tatiana.Stead@capitalone.com

Julie Rakes, 804-284-5800
Julie.Rakes@capitalone.com

FOR IMMEDIATE RELEASE: March 11, 2015
Capital One’s CCAR Capital Plan Receives No Objection from the Federal Reserve
Expects to repurchase $3.125 billion of shares of common stock through the end of the second quarter of 2016; Expects to increase quarterly dividend to $0.40 per share
McLean, Va. (March 11, 2015) – Capital One Financial Corporation (NYSE:COF) today announced that the Federal Reserve has completed its 2015 Comprehensive Capital Analysis and Review (“CCAR”) and did not object to Capital One’s proposed capital plan submitted on January 5, 2015. Capital One’s submission included a planned increase in the quarterly dividend on its common stock from the current level of $0.30 per share to $0.40 per share. Consistent with the capital plan, Capital One expects to declare a quarterly dividend of $0.40 per share for the first quarter of 2015, subject to final approval of the Board of Directors at its scheduled meeting in April. In addition, the company’s Board of Directors has authorized the repurchase of up to $3.125 billion of shares of the company’s common stock beginning in the second quarter of 2015 through the end of the second quarter of 2016.
The timing and exact amount of any Capital One common stock repurchases will depend on various factors, including market conditions, opportunities for growth, and the company’s capital position and amount of retained earnings. Capital One's share repurchase program does not include specific price targets, may be executed through open market purchases or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.
Forward Looking Statements
Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2014.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $205.5 billion in deposits and $308.9 billion in total assets as of December 31, 2014. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.